Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Trustees
T. Rowe Price OHA Select Private Credit Fund:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of T. Rowe Price OHA Select Private Credit Fund and subsidiaries (the Company) as of December 31, 2024 and 2023 and for the years then ended, and our report dated March 12, 2025 expressed an unqualified opinion on those consolidated financial statements.
The senior securities information included in Part II, Item 5 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with Form N-2. In our opinion, the senior securities information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ KPMG LLP
Fort Worth, Texas
March 12, 2025